Exhibit 99.1

     Hometown Auto Retailers Announces Receipt of Notice of Commencement of Lawsuit Against It and Indefinite Delay in Mailing of Information Statement
                              to its Shareholders

WATERBURY, Conn. - July 8, 2005 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced that it has been notified that three shareholders have commenced a purported individual, class and derivative action in the Court of Chancery of the State of Delaware.

Among other remedies, plaintiffs in the Delaware legal action seek to enjoin the consummation of the exchanges that were announced by the company on June 2, 2005. Such exchanges would, if consummated, result in the transfer of the assets and liabilities of the company's New England subsidiaries, plus $5 million in cash (subject to adjustment for fluctuations in the value of certain assets and liabilities of the New England subsidiaries), to a group of shareholders of the company, which includes the company's president and chief executive officer, in exchange for all of the outstanding shares of stock of the Company that are owned by such shareholders. While the company believes that the claims of the plaintiffs in the Delaware legal action are without merit, it is unable to predict what effect, if any, the pendency of the lawsuit will have upon the proposed exchanges, including the company's ability to borrow the moneys that are needed to consummate the proposed exchanges.

The company also announced that the staff of the United States Securities and Exchange Commission have asked the company to delay sending the information statement describing the proposed exchanges to its shareholders pending the resolution of certain issues that had been raised by the staff with respect to the company's annual report on Form 10-K for the period ended December 31, 2004 and its quarterly report on Form 10-Q for the period ended March 31, 2005.

In light of the request of the staff of the SEC to delay the mailing of the information statement, which the company intends to honor, the potential adverse effects which the commencement of the Delaware litigation may have upon the company and the proposed exchanges, as well as a variety of other factors, the company is unable to predict when it will send the information statement concerning the proposed exchanges to its shareholders or when the proposed exchanges will be consummated.

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through franchised dealerships located in the northeastern United States.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.